REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT is made as of April 17, 2002;	E-286

BETWEEN:

ALTAREX CORP., a corporation incorporated under the laws of
Alberta (hereinafter referred to as the “Company”)

and -

UNITED THERAPEUTICS CORPORATION, a corporation
incorporated under the laws of Delaware (hereinafter referred to as “United”)

WHEREAS:

A.	United wishes to purchase Purchased Securities from the Company;

B.	the Company has agreed to issue the Purchased Securities to United; and

C.	this Agreement is being entered into as a condition to the completion of the purchase of the Purchased Securities;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“affiliate” and “associate” have the respective meanings assigned thereto in the Securities Act (Ontario) as at the date hereof;

“Agreement” means this agreement and all amendments made hereto by written agreement between the parties hereto;

“business day” means a day other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario;

“Canadian Securities Laws” means the securities laws of any province or territory of Canada;

“Common Shares” means the common shares of the Company;

“Convertible Debentures” means, collectively, the First Convertible Debenture and Second Convertible Debenture;

“Convertible Debenture Shares” means, collectively, the 100,000 Common Shares issued upon conversion of the First Convertible Debenture and the 883,380 Common Shares issued upon the conversion of US $441,690 of the Second Convertible Debenture;

“Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement (including, without limitation, all filing fees, expenses of compliance with securities and “blue sky” laws, printing expenses and reasonable fees and disbursements of the Company’s counsel, independent accountants, underwriters (but excluding underwriting discounts and selling commissions) and other persons retained by the Company) other than the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) which shall continue to be paid by the Company in any event;

“First Convertible Debenture” means the First Convertible Debenture dated as of the date hereof between the Company and United;

‘Piggyback Qualification” has the meaning ascribed thereto in Section 3.1;

“Prospectus” means a prospectus filed by the Company with a Canadian commission for a public offering and sale of securities of the Company;

“Purchased Securities” means collectively the 4,900,000 Common Shares subscribed for by United pursuant to the Subscription and Debenture Purchase Agreement and the Convertible Debenture Shares, if any;

“Qualifiable Shares” means i) the Convertible Debenture Shares issuable upon conversion of the Convertible Debentures, as applicable, and ii) any other Common Shares issuable in respect of such shares (because of share splits, share dividends, reclassifications, recapitalizations or similar events);

“Second Convertible Debenture” means the Second Debenture (as such term is defined in the Subscription and Debenture Purchase Agreement);

“Securities Acts” means the securities legislation of each of the provinces of Canada and all regulations, policy statements, orders, rules, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as amended, re-enacted or replaced from time to time; and

“Subscription and Debenture Purchase Agreement” the subscription and debenture purchase agreement dated as of the date hereof between the Company and United.

1.2 Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

ARTICLE 2
QUALIFICATION REQUEST

2.1 Request for Qualification

Subject to Section 2.2, United may at any time after the issue and sale of the applicable Convertible Debenture, by written notice to the Company, request (a “Qualification Request”) the Company to (1) qualify for distribution Qualifiable Shares issuable upon conversion of such Convertible Debenture under the Securities Acts, or (2) in the event the Company is offering Common Shares to the public by way of a prospectus, to sell on a secondary basis the Purchased Securities, such notice to specify the number of Common Shares requested to be qualified or sold, as the case may be, and the intended method of disposition of such Common Shares.

Promptly upon receipt of a Qualification Request, the Company shall use its best efforts to effect, as expeditiously as possible, the qualification for distribution or resale under the Securities Acts of the Common Shares that the Company has been requested to qualify by United to the extent necessary to permit the disposition of the Common Shares to be qualified in accordance with the intended methods of distribution.

2.2 Restrictions on Qualification Request

The Company shall not be obligated to effect:

(a)	any Qualification Request that requires the Company to qualify the Qualifiable Shares in any jurisdiction outside of Canada; or

(b)
any Qualification Request unless United has requested either iii) the qualification for distribution of not less than 100% of the total number of Qualifiable Shares owned by United on the date of any such Qualification Request or iv) the sale on a secondary basis of not less than 100% of the total number of Purchased Securities owned by United on the date of such Qualification Request.

2.3 Qualification Request Expenses

The Company will pay all Expenses relating to any Qualification Request:

(a)
provided that with respect to the sale of Common Shares pursuant to a public offering in Canada, United shall pay its proportionate share (based on the number of Common Shares that United is selling of the total number of Common Shares being qualified for sale) of the Expenses to the extent required to be paid by United under Securities Acts and for greater certainty the expenses for which United would be responsible hereunder are limited to its proportionate proportion of the Canadian Securities Commission’s regulated fees;

(b)
provided, however, that if a qualification under Section 2.1 is withdrawn at the request of United (other than a withdrawal within 10 days of the United becoming aware of, and as a result of, information concerning the business or financial condition of the Company which is made known to United after the date on which such qualification was requested), United shall pay its proportionate share (based on the number of Common Shares that United is selling of the total number of Common Shares being qualified for sale) of the Expenses to the extent required to be paid by United under Securities Laws.

2.4 Underwritten Offerings

If any Qualification Request is an underwritten offering:

(a)	United shall provide notice of this fact as part of its Qualification Registration;

(b)
the Company, even in the case of an offering (a “Secondary Distribution”) including United as a secondary offeror, shall have the right to select the investment banker(s) and manager(s) to underwrite any offering contemplated by a Qualification Request, subject, in the case of a Secondary Distribution, to the approval of United, such approval not to be unreasonably withheld; and

(c)
United shall bear or pay its proportionate share of the underwriting discounts and selling commissions determined on the basis of the proportion that the number of United’s Common Shares included in the Qualification Request bears to the total number of Common Shares qualified for distribution.

ARTICLE 3
PIGGYBACK QUALIFICATION

3.1 Right to Piggyback

If the Company proposes to (1) qualify for distribution any Common Shares under any of the Securities Acts (other than in connection with any securities exchange offer, dividend reinvestment plan or stock option or other employee benefit plan) or (2) sell by way of prospectus commons shares out of treasury (“Offering”), the Company shall give prompt written notice to United of its intention to do so and, subject to Section 3.4, shall include in such qualification all Qualifiable Shares and shall include as part of such offering on a secondary basis the Purchased Securities (a “Piggyback Qualification”) with respect to which the Company has received from United a written request for inclusion therein within ten Business Days after the date of such notice. The Company has the right to postpone or withdraw any qualification in its sole discretion.

3.2 Piggyback Expenses

The Company will pay all Expenses relating to any Piggyback Qualification.

3.3 Underwritten Offerings

If any Piggyback Qualification is an underwritten offering:

(a)	the Company shall be entitled to select the investment banker(s) and manager(s) to underwrite the offering contemplated thereby;

(b)	United shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company; and

(c)
United shall bear or pay its proportionate share of the underwriting discounts and selling commissions determined on the basis of the proportion that the number of United’s Common Shares included in the Piggyback Qualification bears to the total number of Common Shares qualified for distribution.

3.4 Priority on Primary Qualification

If any Piggyback Qualification includes an underwritten offering and the managing underwriters advise the Company that the number of Common Shares that the Company and United have requested to be included in such distribution pursuant to Section 3.1 exceeds the number (in this Section 3.4, the “Maximum Secondary Offering Size”) which can be sold on a secondary basis in an orderly manner in such offering within a price range acceptable to the Company (the “Assessment”), the Company shall include in such distribution as many of the Common Shares proposed to be sold by United on a secondary basis as will not cause the offering to exceed the Maximum Secondary Offering Size which can be sold on a secondary basis in an orderly manner in such offering within a price range acceptable to the Company.

If United disagrees with the Assessment, the matter shall be decided by an arbitrator mutually agreeable to the parties within ten calendar days whose decision shall be final and binding upon the parties.

Subject to the foregoing, the Company shall use its reasonable efforts to arrange for the underwriters to include the Piggyback Qualification as part of the Common Shares to be distributed by or through such underwriters.

ARTICLE 4
QUALIFICATION PROCEDURES

4.1 Ob1igations of the Company

Whenever the Company receives a request for a Qualification Request or a Piggyback Qualification, the Company shall use its best efforts to effect such qualification for distribution and pursuant thereto the Company shall, as expeditiously as possible, and to the extent necessary by virtue of the requirements of the jurisdictions in which such qualification is to be effected:

(a)
promptly prepare and file a preliminary prospectus in the relevant jurisdictions and such other related documents as may be necessary or appropriate relating to the proposed distribution or qualification and shall, as soon as possible after any comments of the relevant regulatory authorities have been satisfied with respect thereto, prepare and file under the Securities Acts a prospectus (provided that before filing a preliminary prospectus, prospectus or any amendments or supplements thereto, the Company shall furnish to United copies of such documents for their review) and obtain receipts therefor and shall take all other steps and proceedings that may be necessary in order to qualify the Common Shares for distribution under such Securities Acts by registrants who comply with the relevant provisions of such Securities Acts;

(b)
prepare and file with the relevant regulatory authorities such amendments and supplements to such preliminary prospectus, prospectus as may be necessary to comply with the provisions of the Securities Acts with respect to the distribution of all Common Shares covered thereby until all of such Common Shares have been distributed in accordance with the intended method or methods of disposition;

(c)
furnish to United such number of copies of such preliminary prospectus, prospectus and any amendment and supplement thereto and such other relevant documents as such shareholder may reasonably request in order to facilitate the disposition of its Common Shares;

(d)	furnish to United an opinion of counsel for the Company in a form that is customary at such time addressed to United and the underwriters and dated the effective date of such (final) prospectus;

(e)
notify, as soon as possible, United of any circumstance or the happening of any event as a result of which the preliminary prospectus, prospectus as then in effect would include an untrue statement of material fact or would omit any fact that is required to be stated or that is necessary to make any statement therein not misleading, and at the request of United prepare and furnish to United a reasonable number of commercial copies of a supplement to or an amendment of the preliminary prospectus, prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Common Shares, such document shall not include an untrue statement of material fact or omit to state any fact that is required to be stated or that is necessary to make any statement therein not misleading;

(f)	otherwise comply with all applicable Securities Acts during the course of the distribution;

(g)
enter into such customary agreements, including underwriting agreements, containing such representations and warranties by the Company and such other terms and provisions as are customary therein including, without limitation, rights of indemnity and contribution;

(h)
in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or of any order suspending or preventing the use of any prospectus or suspending the qualification of any Common Shares qualified by such prospectus for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order or ruling;

(i)
otherwise use its reasonable efforts to facilitate the offering of the Common Shares including, without limitation, causing management of the Company to participate in any road shows, sales meetings or other activities arranged by the underwriters;

(j)
if the Company has delivered a Prospectus to United and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify United and, if requested, United shall immediately cease making offers of Qualifiable Shares or Purchased Securities and return all Prospectuses to the Company. The Company shall promptly provide United with revised Prospectuses and, following receipt of the revised Prospectuses or United shall be free to resume making offers of the Qualifiable Shares or Purchased Securities; and

(k)
in the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify United to such effect, and, upon receipt of such notice, United shall immediately discontinue any sales of Qualifiable Shares or Purchased Securities pursuant to such Prospectus until United has received copies of a supplemented or amended Prospectus or until United is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 4.1(k) to suspend sales of Qualifiable Shares or Purchased Securities for a number of days in excess of 120 days in any 365-day period.

4.2 Obligations of United

(1)
If in the reasonable opinion of counsel to the Company it is necessary or appropriate in order to comply with any applicable Securities Acts, the obligations of the Company under Article 1 and Article 3 shall be conditional upon United and any underwriter participating in such offering executing and delivering to the Company an appropriate agreement, in a form reasonably satisfactory to counsel for the Company, that such person shall comply with all prospectus delivery requirements of all relevant Securities Acts and with anti-stabilization, manipulation and similar provisions of the relevant Securities Acts and shall furnish to the Company information about sales made in such offering.

(2)
United shall not (until further notice) effect sales of any Common Shares qualified by or included in a prospectus or deliver any prospectus in respect of such sale after notification by the Company of any order or ruling suspending the effectiveness of the receipt for such prospectus.

4.3 Preparation: Reasonable Investigation

In connection with the preparation and filing of any preliminary prospectus, prospectus, or similar document pursuant to a qualification request, United and the underwriters, if any, and its counsel, auditors and other representatives, shall be given the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto and there shall be inserted therein such material as is required under the applicable Securities Acts or which in the reasonable judgment of United and its counsel should be included. United and the underwriters shall also be given such access to the books and records of the Company and such opportunities to discuss the business of the Company with its officers and auditors as shall be necessary in their respective opinions or in the opinion of their respective counsel, and to conduct all due diligence which any of the foregoing persons may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Securities Acts and in order to enable United and underwriters to execute the certificates required to be executed by them pursuant to the Securities Acts for inclusion in each such document.

4.4 Expenses

(1)
To the extent permitted under applicable Securities Acts, all Expenses shall be borne by the Company. The Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

(2)
To the extent Expenses are not permitted by law to be paid by the Company, United shall pay those Expenses allocable to the distribution or qualification of the Qualified Shares or Purchased Securities owned by it as provided herein.

ARTICLE 5
INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification

(1)
The Company shall indemnify and hold United, each of its officers, directors, legal counsel and accountants and each person which owns or controls United from and against any and all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) including costs of investigation and reasonable fees and expenses of legal counsel arising out of or based upon:

(a)
any liability pursuant to a provision of (including any indemnity in) any underwriting agreement, purchase agreement or other document relating to any Qualification Request or Piggyback Qualification and directly or indirectly arising out of or based upon any misrepresentation, breach of warranty, untrue statement or alleged untrue statement, whether of a material fact or otherwise, or any omission or alleged omission to state a fact, material or not, required to be stated or necessary to make a statement therein not misleading, in light of the circumstances in which it is made; or

(b)	any misrepresentation or alleged misrepresentation, breach of warranty or untrue statement or alleged untrue statement, whether of a material fact or otherwise contained in any preliminary prospectus, prospectus registration statement or similar document (including any amendment or supplement thereto) relating to any Qualification Request or Piggyback Qualification, or in any underwriting agreement, purchase agreement or other document relating thereto, or arising out of or based upon any omission or alleged omission to state in any such preliminary prospectus, prospectus, registration statement or similar document (including any amendment or supplement thereto), or any such underwriting agreement, purchase agreement or other document, a fact, material or not, required to be stated therein or necessary to make a statement therein not misleading, in light of the circumstances in which it is made.

(2)
In the event of any qualification of any of the Qualifiable Shares or Purchased Securities under the Securities Act pursuant to this Agreement. United will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under Securities Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final Prospectus under which such Qualifiable Shares or Purchased Securities were qualified, or any amendment or supplement to the Prospectus, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to United furnished in writing to the Company by or on behalf of United specifically for use in connection with the preparation of such Prospectus, amendment or supplement; provided, however, that the obligations of United hereunder shall be limited to an amount equal to the net proceeds to United of Qualifiable Shares or Purchased Securities sold in connection with such qualification.

(3)
Each party entitled to indemnification under this Section 5.1 (the “Indemnified Party”) shall give notice to the Company or United, as the case may be, promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Company or United, as the case may be, to assume the defence of any such claim or any litigation resulting therefrom, provided that counsel for the Company or United, as the case may be, who shall conduct the defence of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party, and the Indemnified Party may participate in such defence, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 5.1. The Company or United, as the case may be, shall not, in the defence of any such claim or litigation, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

5.2 Contribution

If the indemnification provided for in Section 5.1 is unavailable or insufficient to hold harmless the Indemnified Parties in respect of any expenses, claims, losses, damages or liabilities or actions in respect thereof, then the Company or United, as the case may be, shall in lieu of indemnifying the Indemnified Parties contribute to the amount paid or payable by the Indemnified Parties as a result of such expenses, claims, losses, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the parties thereto, in connection with the statements or omissions which resulted in such expenses, claims, losses, damages, liabilities or actions as well as any other relevant equitable considerations; provided, however, that no person guilty of fraudulent misrepresentation within the meaning of Section 11(1) of the United States Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.2 were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this Section 5.2. The amount paid or payable by the Indemnified Parties as a result of the expenses, claims, losses, damages, liabilities or actions in respect thereof referred to above in this Section 5.2 shall be deemed to include any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such action or claim.

ARTICLE 6
GENERAL

6.1 Injunctive Relief

The Company acknowledges and agrees that damages would be inadequate to compensate for the breach of any of its obligations contained in this Agreement and that other parties hereto would be seriously and irreparably injured if any provision of this Agreement is not performed by it in accordance with the specific terms and conditions of this Agreement.

Accordingly, the Company agrees, without prejudice to any additional or alternative remedies the other parties hereto may have hereunder, that such other parties shall be entitled:

(a)	to an injunction to prevent any breach of this Agreement by the Company;

(b)	to enforce specifically the terms and provisions hereof and any obligation in favour of such other parties, or any of them, contained in this Agreement; and

(c)	to declaratory relief or injunctive relief in respect of anything done in breach of an obligation in favour of such other parties, or any of them, contained in this Agreement.

6.2 Termination

This Agreement shall terminate (3) in the case of the Common Shares constituting a portion of the Purchased Securities, four months from the date hereof, and (4) in the case of the Qualifiable Shares, four months from the date of issue and sale of the Convertible Debentures.

6.3 Further Assurances

Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.4 Time of the Essence

Time shall be of the essence of this Agreement.

6.5 Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

6.6 Entire Agreement

This Agreement, the Subscription and Debenture Purchase Agreement and the Convertible Debenture constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any other understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

6.7 Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.8 Assignment

This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

6.9 Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by facsimile transmission addressed to the recipient as follows:

(a)	to the Company:

AltaRex Corp.
610 Lincoln Street
Waltham, Massachusetts 02451

Telecopier: 781-466-8740
Attention: Edward Fitzgerald

(b)	to United:

United Therapeutics Corporation
1735 Connecticut Avenue, N.W
Washington, D.C. 20009

Telecopier: (202) 483-7000
Attention: Paul A. Mahon, General Counsel

or to such other address, individual or facsimile number as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile transmission, on the day of transmittal thereof.

6.10 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.11 Attornment

In relation to any legal proceedings or action to enforce this Agreement, the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario and waives any objections to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum. This Section 6.10 shall not affect the right of any party to take proceedings in any other jurisdiction nor shall the taking of proceedings in any jurisdiction preclude any party from taking proceedings in any other jurisdiction.

6.12 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

ALTAREX CORP.
Per:

Per:

UNITED THERAPEUTICS CORPORATION
Per:

Per:

EXHIBIT E

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Subscription Agreement.

ALTAREX CORP.
Term Sheet

Issuer:	AltaRex Corp. (“AltaRex” or the “Company”)
Issue:
A unit consisting of 4,900,000 Common Shares and a warrant to purchase 3,250,000 common shares at a price of $0.50; a convertible debenture in the principal amount of $50,000; and a right to subscribe for a convertible debenture in the principal amount of $875,000.

Purchase Price:	U.S. $0.50 per Common Share for a purchase price of $2,450,000
Common Shares Outstanding:		Pre-Issue	Post-Issue
	Basic: Fully-diluted:	36.7 million 49.2 million	45.0 million 58.4 million
Restricted Securities:
The Purchased Securities will not be registered under the Securities Act, or applicable state securities laws, and may not be transferred except in compliance with the Securities Act and applicable state securities laws. Each certificate representing the Purchased Securities will bear a legend to the foregoing effect.

Use of Proceeds	Research and development expenses, general and administrative expenses and working capital and other requirements of the Company.
Listing:	The Common Shares are listed on the TSE under the symbol “AXO”.
Anticipated Closing Date:	April 17, 2002

EXHIBIT F-1

ALTAREX CORP.

PRIVATE PLACEMENT QUESTIONNAIRE

Please provide us with the following information:

1.	The exact name that the Purchased Securities are to be registered in (this is the name that will appear on the special unit certificate(s)). You may use a nominee name if appropriate:	United Therapeutics Corporation
2.	The relationship between the Purchaser of the Purchased Securities and the Registered Holder listed in response to item 1 above:	Same entity
3.	The mailing address, telephone and telecopy number of the Registered Holder listed in response to item 1 above:	1110 Spring Street Silver Spring, MD 20910 USA Tel. (301) 608-9292 Fax. (301) 608-9291
4.	The Tax Identification Number of the Registered Holder listed in response to item 1 above:	52-1984749 (USA)

EXHIBIT F-2

ALTAREX CORP.

CERTIFICATE FOR CORPORATION, PARTNERSHIP,
TRUST, FOUNDATION AND JOINT PURCHASERS

(ALL INFORMATION FURNISHED IN THIS

QUESTIONNAIRE WILL BE TREATED CONFIDENTIALLY)

If the purchaser is a corporation, partnership, trust, pension plan, foundation, joint purchaser (other than a married couple) or other entity, an authorized officer, partner, or trustee must complete, date and sign this Certificate. If the answer to any question below is “none” or “not applicable”, please so indicate.

CERTIFICATE

The undersigned certifies that the representations and responses below are true and accurate:

1. IDENTIFICATION

Name	United Therapeutics Corporation
Address of Principal Place of Business	1110 Spring Street Silver Spring. MD 20910 USA
Year and Jurisdiction of Formation or In-company	1996
Type of Business (Company, partnership, etc.)	Corporation (USA)

Was entity formed for the specific purpose of this investment? Yes ___ No __X__

If answer is yes, all equity owners (shareholders, partners, etc.) of the entity must each complete a Certificate for Individual Purchasers (Exhibit D-2).

2. ACCREDITED INVESTOR

As a purchaser of Purchased Securities and the Second Debenture, you will represent in the Subscription Agreement that you are an “Accredited Investor” as defined m Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”). An entity is deemed an “Accredited Investor” if it is any one of the following:

(a)
a bank as defined in section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, acting in either an individual or fiduciary capacity;

(b)	a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

(c)	an insurance company as defined in section 2(13) of the Securities Act;

(d)	an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

(e)	a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or(d) of the Small Business Investment Act of 1958;

(f)
a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which plan his total assets in excess of $5,000,000;

(g)
an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, which satisfies one of the following criteria: b) the investment decision for such plan is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser; c) such plan has total assets in excess of $5,000,000; or d) such plan is a self-directed plan and its investment decisions are made solely by persons who are “accredited investors” within the meaning of Rule 501(a) under the Securities Act;

(h)	a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(i)	an organization described in section 501(c)(3) of the Internal Revenue Code which has total assets in excess of $5,000,000;

(j)	a Company which has total assets in excess of $5,000,000;

(k)	a Massachusetts or similar business trust which has total assets in excess of $5,000,000;

(l)	a partnership, which was not formed for the specific purpose of investing in the Company, which has total assets in excess of $5,000,000; or

(m)
a trust with total assets in excess of $5,000,000, which was not formed for the specific purpose of investing in the Company and whose investment in the Company is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Company.

2

Please confirm that you are an “Accredited Investor” by checking the box below.

Accredited Investor  X  YES

Please set forth in the space provided below the i) state(s), if any, in the U.S. in which you maintained your principal office during the past two years and the dates during which you maintained your office in each state, ii) state(s), if any, in which you are incorporated or otherwise organized and iii) state(s), if any, in which you pay income taxes.

Principal Office: Maryland 1997
Incorporation: Delaware
Income Tax: We have never paid income taxes to any jurisdiction, but we pay other business taxes in North Carolina, Maryland, Florida, DC, Illinois

Dated: April 17, 2002

United Therapeutics Corporation
Name of Purchaser
(signed) “Paul Mahon”
Signature and title of authorized officer, partner or trustee

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EXHIBIT F-3

DECLARATION OF ACCREDITED INVESTOR STATUS

TO: AltaRex Corp. (the “Company”)

In connection with the purchase by the undersigned (the “Purchaser”), the Purchaser hereby certifies, represents, warrants and covenants to the Company (which representations, warranties and covenants shall survive the closing of the purchase of the Purchased Securities and the Second Debenture (collectively, the “Securities”)) and acknowledges that the Company is relying thereon that:

(a)
either iv) the Purchaser is purchasing the Securities as principal for its own account and not for the benefit of any other person, and not with a view to the resale or distribution of all or any of the Securities; or v) if the Purchaser is acting as agent or trustee for one or more beneficial purchasers whose identity is disclosed or undisclosed or identified by account number only, each beneficial purchaser is purchasing as principal for its own account and not for the benefit of any other person, and not with a view to the resale or distribution of all or any of the Securities, and each beneficial purchaser complies with such of subparagraphs (b) and (c) below as are applicable to it by virtue of its place of residence or by virtue of it being subject to the applicable securities legislation of such province; and

(b)	either (please check appropriate box):

(A)	☐
the offering and sale of the Securities to the Purchaser or beneficial purchaser is exempt from the prospectus requirements of applicable securities legislation by virtue of the fact that the Purchaser or beneficial purchaser, as the case may be, is a resident of or otherwise subject to the securities legislation of Ontario, and it is an “accredited investor” as defined in Ontario Securities Commission Rule 45-501 - Exempt Distributions on the basis indicated in Annex 1 attached hereto; and

(B)	☒
if the Purchaser or beneficial purchaser, as the case may be, is not a purchaser under (b) above, it is purchasing pursuant to an exemption from any prospectus or securities registration requirements (particulars of which are enclosed herewith) available to the Company and the Purchaser under all applicable securities legislation and shall deliver to the Company and the Underwriters such further particulars of the exemption and the Purchaser’s qualification thereunder as the Company or the Underwriters may reasonably request.

The foregoing certifications, representations, warranties and covenants are made by the undersigned with the intent that they may be relied upon in determining its suitability as a purchaser of the Securities, and the Purchaser further certifies and represents that the above certifications, representations, warranties and covenants will be true and correct both as of the execution of this agreement and as of the Initial Closing and each subsequent Closing and will survive the completion of the issuance of the Securities.

Date: April 17, 2002	United Therapeutics Corporation
Print Name of Purchaser

	By:	(signed) “Paul A. Mahon”
Name: Paul A. Mahon Title: SVP and General Counsel

IMPORTANT: IF YOU HAVE CHECKED THE BOX BESIDE (b)(i) ABOVE, PLEASE INITIAL THE APPROPRIATE CATEGORY ON ANNEX 1 ATTACHED

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ANNEX 1 to Exhibit F3

Definition of Accredited Investor

The following is a summary of the definition of “accredited investor” as set out in Ontario Securities Commission Rule 45-501 — Exempt Distribution. Definitions of certain terms used herein are set forth at pages 3-5 hereof. Purchasers should refer to the complete text of the definition as found in such rule. Please put a check mark in the space beside the appropriate category.

•	For the purposes of Ontario Securities Commission Rule 45-501 — Exempt Distribution, “accredited investor” means:

(a) a bank listed in Schedule I or II of the Bank Act (Canada), or an authorized foreign bank listed in Schedule III of that Act;
(b) the Business Development Bank incorporated under the Business Development Bank Act (Canada);

(c)   a loan corporation or trust corporation registered under the Loan and Trust to Corporations Act (Ontario) or under the Trust and Loan Companies Act (Canada), or under comparable legislation in any other jurisdiction;

(d)   a co-operative credit society, credit union central, federation of caisses populaires, credit union or league, or regional caisse populaire, or an association under the Cooperative Credit Associations Act (Canada), in each case, located in Canada;

(e) a company licensed to do business as an insurance company in any province or territory of Canada;
(f) a subsidiary of any company referred to in paragraph (a), (b), (c), (d) or (e), where the company owns all of the voting shares of the subsidiary;
(g) a person or company registered under the Securities Act (Ontario) or securities legislation in another province or territory of Canada as an adviser or dealer, other than a limited market dealer;
(h) the government of Canada or of any province or territory of Canada, or any crown corporation) instrumentality or agency of a Canadian federal, provincial or territorial government;
(i) any Canadian municipality or any Canadian provincial or territorial capital city;

(j)    any national, federal, state, provincial, territorial or municipal government of or in any country, or political subdivision of a country, other than Canada, or any instrumentality or agency thereof

(k) a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a provincial pension commission or similar regulatory authority;
(l) a registered charity tinder the Income Tax Act (Canada);

(m)   an individual who beneficially owns, or who together with a spouse beneficially own, financial assets having an aggregate realizable value that, before taxes but net of any related liabilities (as defined below), exceeds $1,000,000;

(n)   an individual whose net income before taxes exceeded $200,000 in each of the two most recent years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of those years and who, in either case, has a reasonable expectation of exceeding the same net income level in the current year;

(o)   an individual who has been granted registration under the Securities Act (Ontario) or Securities legislation in another province or territory of Canada as a representative of a person or company referred to in paragraph (g), whether or not the individual’s registration is still in effect;

(p) a promoter of the issuer or an affiliated entity of a promoter of the issuer;
(q) a spouse, parent, grandparent or child of an officer, director or promoter of the issuer;

(r)    a person or company that, in relation to the issuer, is an affiliated entity or a person or company referred to in clause (c) of the definition of distribution in subsection 1(1) of the Securities Act (Ontario);

(s) an issuer that is acquiring securities of its own issue;
X

(t)    a company, limited partnership, limited liability partnership, trust or estate, other than a mutual fund or non-redeemable investment fund, that had net assets of at least $5,000,000 as reflected in its most recently prepared financial statements;

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(u) a person or company that is recognized by the Commission as an accredited investor;
(v) a mutual fund or non-redeemable investment fund that, in Ontario, distributes its securities only to persons or companies that are accredited investors;
(w) a mutual fund or non-redeemable investment fund that, in Ontario, distributes its securities under a prospectus for which a receipt has been granted by the Director;
(x) a managed account if it is acquiring a security that is not a security of a mutual find or non-redeemable investment fund;
(y) an account that is fully managed by a trust corporation registered under the Loan and Trust Corporations Act (Ontario);
(z) an entity organized outside of Canada that is analogous to any of the entities referred to in paragraphs (a) through (g) and paragraph (k) in form and function; and
(aa) a person or company in respect of which all of the owners of interests, direct or indirect, legal or beneficial, are persons or companies that are accredited investors;

•	For the purposes of the definition of “accredited investor” noted above, the following definitions are included for convenience:

“company” means any corporation, incorporated association, incorporated syndicate or other incorporated organization;

“entity” means a company, syndicate, partnership, trust or unincorporated organization;

“financial assets” means cash, securities, or any contract of insurance or deposit or evidence thereof that is not a security for the purposes of the Securities Act (Ontario);

“managed account” means an investment portfolio account of a client established in writing with a portfolio adviser who makes investment decisions for the account and has full discretion to trade in securities of the account without requiring the client’s express consent to a transaction;

“mutual fund” includes an issuer of securities that entitle the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in a part of the net assets, including a separate fund or trust account, of the issuer of the securities;

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“non-redeemable investment fund” means an issuer

(i)	whose primary purpose is to invest money provided by its security holders;

(ii)
that does not invest for the purpose of exercising effective control, seeking to exercise effective control, or being actively involved in the management of the issuers in which it invests, other than other mutual funds or non-redeemable investment funds; and

(iii)	that is not a mutual fund;

“person” means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative;

“portfolio adviser” means

(iv)	a portfolio manager;

(v)
a broker or investment dealer exempted from registration as an adviser under subsection 148(1) of the regulation made under the Securities Act (Ontario) if that broker or investment dealer is not exempt from the bylaws or regulations of The Toronto Stock Exchange or the Investment Dealers’ Association of Canada referred to in that subsection;

“related liabilities” means liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets and liabilities that are secured by financial assets;

“spouse”, in relation to an individual, means another individual to whom that individual is married, or another individual of the opposite sex or the same sex with ~vhorn that individual is living in a conjugal relationship outside marriage;

•
In Ontario Securities Commission Rule 45-501 a person or company is considered to be an affiliated entity of another person or company if one is a subsidiary entity of the other, or if both are subsidiary entities of the same person or company, or if each of them is controlled by the same person or company.

•	In Ontario Securities Commission Rule 45-501 a person or company is considered to be controlled by a person or company if

(a)	in the case of a person or company,

(i)
voting securities of the first-mentioned person or company carrying more than 50 percent of the votes for the election of directors are held, otherwise than by way of security only, by or for the benefit of the other person or company, and

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(ii)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned person or company;

(b)	in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned person or company holds more than 50 percent of the interests in the partnership; or

(c)	in the case of a limited partnership, the general partner is the second-mentioned person or company.

•	In Ontario Securities Commission Rule 45-501 a person or company is considered to be a subsidiary entity of another person or company if

(a)	it is controlled by,

(i)	that other, or

(ii)	that other and one or more persons or companies each of which is controlled by that other, or

(iii)	two or more persons or companies, each of which is controlled by that other; or

it is a subsidiary entity of a person or company that is the other’s subsidiary entity.

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EXHIBIT F-4

THE TORONTO STOCK EXCHANGE

PRIVATE PLACEMENT QUESTIONNAIRE AND UNDERTAKING

To be completed by each proposed private placement purchaser of listed securities or which are convertible into listed securities.

QUESTIONNAIRE

DESCRIPTION OF TRANSACTION
(a)	Name of issuer of the Securities	AltaRex Corp.
(b)	Number and Class of Securities to be Purchased	4,900,000 Common Shares and a Warrant to purchase 3,250,000 Common Shares; a Convertible Debenture in the amount of $50,000; and a Convertible Debenture in the amount of $875,000
(c)	Purchase Price (CND $) Cdn. $0.80 per Common Share

DETAILS OF PURCHASER
(a)	Name of Purchaser	United Therapeutics Corporation.
(b)	Address	1110 Spring Street Silver Spring, MD 20910 USA

(c)	Names and Addresses of persons having a greater than 10% beneficial interest in the purchaser
Noah A. Samara — 10.9%

RELATIONSHIP TO ISSUER

(a)
Is the purchaser (or any person named in response to 2(c) above) an insider of the issuer for the purposes of the Securities Act (Ontario) (before giving effect to this private placement)? If so, state the capacity in which the purchaser (or person named in response to 2(c) qualifies as an insider

No

(b)	If the answer to (a) is “no”, are the purchaser and the issuer controlled by the same person or company? If so, give details

No

DEALINGS OF PURCHASER IN SECURITIES OF THE ISSUER

Give details of all trading by the purchaser, as principal, in the securities of the issuer (other than debt securities which are not convertible into equity securities), directly or indirectly, within the 60 days preceding the date hereof

None

[Undertaking appears on the following page]

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